EXHIBIT 3

ABSOLUTE INVESTMENT ADVISERS, LLC

PROXY VOTING POLICY

I.	GENERAL STATEMENT

Absolute Investment Advisers, LLC (the “Adviser”) has discretion to vote the proxies received by Absolute Strategies Fund, Absolute Capital Opportunities Fund, Absolute Flex Fund and the Absolute Convertible Arbitrage Fund (the “Mutual Funds”), a series of Forum Funds (the “Trust”), a registered investment company. Proxy voting is an important right of shareholders and reasonable care, and diligence must be undertaken to ensure that such rights are properly and timely exercised. The Adviser has appointed a Subadviser who is responsible for voting proxies and maintaining the required books and records on behalf of the ETF.

The authority and responsibility for voting proxies with respect to portfolio securities of the Absolute Capital Opportunities Fund (“subadvised Fund~~s~~”) has been delegated to Subadviser~~s~~ that hold the securities being voted, under Subadvisory Agreements between the Adviser and Subadviser. The Mutual Funds’ CCO and/or Board and the Adviser review and evaluate each Subadviser’s proxy voting policy as part of its initial due diligence and ongoing oversight. The Adviser is responsible to vote proxies on behalf of the Absolute Strategies Fund, Absolute Convertible Arbitrage Fund, and Absolute Flexible Fund (as applicable) and any other vehicle advised by the Firm. The Adviser will vote proxies in the best interest of the Funds’ shareholders and in accordance with these policies and procedures.

II.	POLICIES FOR VOTING PROXIES

In its role as investment adviser to the Mutual Funds, Adviser has adopted this proxy voting policy. To the extent that these policies do not cover potential voting issues with respect to proxies received by the Mutual Funds, the Adviser shall act to promote the Mutual Funds’ investment objectives, subject to the provisions of the Trust’s policies regarding resolution of a conflict of interest with respect to the Adviser.

(A)	Routine Matters

As the quality and depth of management is a primary factor considered when investing in an issuer, the recommendation of the issuer’s management on any issue will be given substantial weight. The position of the issuer’s management will not be supported in any situation where it is determined not to be in the best interests of the Funds’ shareholders.

(1)	Election of Directors. Proxies should be voted for a management-proposed slate of directors unless there is a contested election of directors or there are other compelling corporate governance reasons for withholding votes for such directors. Management proposals to limit director liability consistent with state laws and director indemnification provisions should be supported because it is important for companies to be able to attract qualified candidates.

(2)	Appointment of Auditors. Management recommendations will generally be supported.

(3)	Changes in State of Incorporation or Capital Structure. Management recommendations about reincorporation should be supported unless the new jurisdiction in which the issuer is reincorporating has laws that would materially dilute the rights of shareholders of the issuer. Proposals to increase authorized common stock should be examined on a case-by-case basis. If the new shares will be used to implement a poison pill or another form of anti-takeover device, or if the issuance of new shares could excessively dilute the value of outstanding shares upon issuance, then such proposals should be evaluated to determine whether they are in the best interest of the Fund’s shareholders.

(B)	Non-Routine Matters

(1)	Corporate Restructurings, Mergers and Acquisitions. These proposals should be examined on a case-by- case basis.

(2)	Proposals Affecting Shareholder Rights. Proposals that seek to limit shareholder rights, such as the creation of dual classes of stock, generally should not be supported.

(3)	Anti-takeover Issues. Measures that impede takeovers or entrench management will be evaluated on a case-by-case basis taking into account the rights of shareholders and the potential effect on the value of the company.

(4)	Executive Compensation. Although management recommendations should be given substantial weight, proposals relating to executive compensation plans, including stock option plans, should be examined on a case-by-case basis to ensure that the long-term interests of management and shareholders are properly aligned.

(5)	Social and Political Issues. These types of proposals should generally not be supported if they are not supported by management unless they would have a readily-determinable, positive financial effect on shareholder value and would not be burdensome or impose unnecessary or excessive costs on the issuer.

(C)	Conflicts of Interest

The Adviser recognizes that under certain circumstances it may have a conflict of interest in voting proxies on behalf of the Mutual Funds. A “conflict of interest,” means any circumstance when the Adviser (including officers, directors, agents and employees) knowingly does business with, receives compensation from, or sits on the board of, a particular issuer or closely affiliated entity, and, therefore, may appear to have a conflict of interest between its own interests and the interests of fund shareholders in how proxies of that issuer are voted.

If the Adviser determines that it has a conflict of interest with respect to voting proxies on behalf of the Mutual Funds, then the Adviser shall contact the Trust's Chairman of the Board. In the event that the Chairman determines that he has a conflict of interest, the Chairman shall submit the matter for determination to another member of the Board who is not an “interested person” of the Trust, as defined in the Investment Company Act of 1940, as amended. In making a determination, the Chairman will consider the best interests of Mutual Funds’ shareholders and may consider the recommendations of the Adviser or independent third parties that evaluate proxy proposals. The Adviser will vote the proposal according to the determination and maintain records relating to this process.

(D)	Abstention

The Trust may abstain from voting proxies in certain circumstances. The Adviser or the Chairman of the Board may determine, for example, that abstaining from voting is appropriate if voting may be unduly burdensome or expensive, or otherwise not in the best economic interest of the Mutual Funds’ shareholders, such as when foreign proxy issuers impose unreasonable or expensive voting or holding requirements or when the costs to the Funds to effect a vote would be uneconomic relative to the value of the Funds’ investment in the issuer.

III.	RECORDKEEPING

The Portfolio Manager or their staff will maintain files relating to the Adviser’s proxy voting procedures in an easily accessible place. Records will be maintained and preserved for 5 years from the end of the fiscal year during which the last entry was made on a record, with records for the first two years kept in the offices of the Adviser. Records of the following will be included in the files:

A.	Copies of the proxy voting procedures and policies, and any amendments thereto.
B.	A copy of each proxy statement that the Adviser receives, provided however that the Adviser may rely on obtaining a copy of proxy statements from the SEC’s EDGAR system for those proxy statements that are so available.

C.	A record of each vote that the Adviser casts.
D.	A copy of any document the Adviser created that was material to making a decision how to vote proxies, or that memorializes that decision, including the resolution of any conflict.

E.	A copy of each written client request for information on how the Adviser voted such client’s proxies, and a copy of any written response to any (written or oral) client request for information on how the Adviser voted its proxies.

AIA has engaged the services of Broadridge Financial Solutions (“Broadridge”) to assist in the coordination and voting of proxies on behalf of its clients. The Firm uses ProxyEdge® from Broadridge, an end-to-end electronic voting solution. Through ProxyEdge, AIA can manage, track, reconcile and report proxy voting through electronic delivery of ballots, online voting, and comprehensive and integrated reporting and recordkeeping in compliance with SEC requirements.

With respect to the subadvised Funds, the Adviser does not maintain records on behalf of the Subadvisers. Each Subadviser is responsible for maintaining their proxy voting records in accordance with applicable Rules. Additionally, AIA may vote proxies on behalf of the Absolute Finn Investment Partners, L.P. and separately managed accounts. When voting proxies on behalf of these clients, AIA will follow the defined procedures for voting proxies as detailed above.

IV.	DISCLOSURE

Clients may contact the Adviser to obtain information on how the Adviser voted proxies and to request a copy of these procedures and policies. If a client requests this information, the CCO will prepare a written response to the client that lists, with respect to each voted proxy that the client has inquired about, (1) the name of the issuer, (2) the proposal voted upon and (3) how the Adviser voted the proxy.

EXHIBIT 4

Proxy Reporting (Form N-PX)

The Enhanced Reporting of Proxy Votes by Registered Management Investment Companies and Reporting of Executive Compensation Votes by Institutional Investment Managers rule poses certain reporting obligations on Form N-PX for investment adviser firms (“the Rule”). This rule is effective July 1, 2024 for the initial reporting period of July 1, 2023 through June 30, 2024. Form N-PX is an annual report on proxy voting records that many registered funds (e.g., mutual funds, exchange-traded funds) have been required to file with the SEC since 2003, pursuant to the Investment Company Act of 1940 and related regulations. The Rule imposes additional reporting requirements for advisers to registered funds and requires institutional investment managers1 to disclose certain information about its votes related to issuers’ executive compensation practices (also referred to as “say on pay” votes).

Registered Funds

Advisers to registered funds are required to disclose voting activity on Form N-PX using the same language as the issuer’s proxy card when identifying the matters on which a registered fund voted. Additionally, these registered funds are required to report the proxy vote matters on Form N-PX in the same order as the proxy card. Advisers to registered funds are required to categorize their votes using the following categories :

•	Director Elections
•	Section 14A
•	Audit-Related
•	Investment Company Matters
•	Shareholder Rights and Defenses
•	Extraordinary Transactions
•	Capital Structure
•	Compensation
•	Corporate Governance
•	Environment or Climate
•	Human Rights or Human Capital/Workforce
•	Diversity, Equity and Inclusion
•	Other Social Issues
•	Other

Advisers to registered funds are required to disclose the number of shares that were voted or instructed to be cast, as well as the number of shares loaned but not recalled and, therefore, not voted by the fund.

Registered Funds and Institutional Investment Managers

Advisers to registered funds and institutional investment managers are required to disclose their "say-on-pay” votes on Form N-PX. Under the rule, “say-on-pay” votes include the approval of executive compensation, the frequency of such executive compensation, as well as votes to approve “golden parachute” compensation in connection with a merger or acquisition. However, votes on executive compensation that are not required by sections 14A(a) and (b) of the Exchange Act, such as in the case of foreign private issuers (as defined in rule 3b-4(c) under the Exchange Act) that are exempt from the proxy solicitation rules, are not required to be reported on Form N-PX.

The Rule provides a two-part test for determining whether an institutional investment manager “exercised voting power” over a security and must therefore report a say-on-pay vote on Form N-PX:

1 The term “institutional investment manager” includes any person, other than a natural person, investing in or buying and selling securities for its own account, and any person exercising investment discretion with respect to the account of any other person. See section 13(f)(6)(A) of the Exchange Act which includes entities serving as investment advisers that manage private accounts, mutual fund assets, or pension plan assets.

•	The institutional investment manager has the power to vote, or direct the voting of, a security.
•	The institutional manager “exercises” this power to influence a voting decision for the security.

The Rule also considers an institutional investment manager “determining not to vote on a say-on-pay matter” as exercising its voting power. An institutional investment manager does not have any reporting obligation to file with respect to a voting decision that is entirely determined by its client or another party. However, institutional investment managers who have a disclosed policy of not voting proxies, and who did not in fact vote during the reporting period, are required to file a notice report on Form N-PX. The manager does not have to report any information on a security-by-security basis but rather file an executed Form N-PX’s cover page.

Form N-PX prompts advisers to registered funds and institutional investment advisers to disclose not only their securities lending practices but also how such lending practices interplay with their proxy voting practices. Specifically, advisers to registered funds and institutional investment advisers now have to weigh the benefits of participating in a securities lending arrangement against the benefits of being able to vote on a proxy matter. Moreover, advisers to registered funds that participate in securities lending arrangements now have to determine if, or when, loaned securities should be recalled for proxy voting purposes.

Form N-PX requires annual disclosure of certain proxy matters voted during July 1 through June 30 of the following year (“reporting period”). The deadline to submit the annual Form N-PX is August 31 for the reporting period. Lastly, the Rule requires Form N-PX to be filed using Extensible Markup Language (XML), a structured data language that makes the form machine-readable within the SEC’s EDGAR system.

Policies and Procedures

The CCO is responsible for monitoring the AIA’s reporting obligations under section Form N-PX to ensure that the Adviser meets its reporting obligations within the regulatory deadlines.

AIA in accordance with its Proxy Voting Policy in Exhibit 3, has the authority to vote proxies on behalf of one or more clients. The Firm will retain all documentation of proxies that were or were not voted. If any proxies voted included say- on-pay, AIA will file a Form N-PX by August 31st of each year on behalf of the Adviser. If AIA elected not to exercise its voting authority and therefore, did not vote proxies during the period, the Firm will file an executed copy of the Form N- PX’s cover page attesting that it did not exercise or influence any proxy votes during the reporting period.

The Absolute Capital Opportunities Fund, Absolute Convertible Arbitrage Fund, Absolute Flexible Fund, and Absolute Strategies Fund (each a “Fund”, and collectively the “Funds”), are a separate series of the Unified Series Trust (the “Trust”). The Trust has adopted formal, written guidelines for proxy voting as approved by the Board of Trustees. In general, the Board of Trustees of the Trust believes that each adviser to the Funds select the individual securities as part of their advisory services and is the most knowledgeable and best suited to make decisions about proxy votes. Therefore, the Trust defers to and relies on the Firm to make decisions on casting proxy votes. AIA has adopted a proxy voting policy (Exhibit 3) to address proxy matters that may arise in the course of the Firm’s business as it relates to the Funds and proxies voted on behalf of the Firm’s other clients. AIA’s proxy voting policy on behalf of the Funds is detailed within the Funds’ Statement of Additional Information (“SAI”) and is reviewed on an annual basis.

The CCO maintains documentation of the proxy votes that were or were not voted on behalf of the Funds and/or other clients. AIA utilizes a third party proxy voting service to facilitate proxy voting and also provide the necessary reporting for the submission of Form N-PX. The CCO will assist the Funds Trust in reporting the required data points by providing the Trust with a N-PX report in a timely manner to ensure the Trust completes the annual filing on behalf of all registered funds within the Series by the August 31 deadline.

The CCO will determine if the Trust will file the Form N-PX on behalf of the Series or the adviser to the Funds. If on behalf of the adviser to the Funds, the Form N-PX will include proxy votes cast on behalf of the Funds, as well as the say-on-pay proxies voted by the Firm. If the Trust will file the Form N-PX on behalf of the Series, the CCO will submit a separate Form N-PX that identifies the say-on-pay votes on behalf of the AIA’s other clients.

The CCO will update the absoluteadvisers.com website on an annual basis with the most recently filed Form N-PX or the information disclosed within the Form N-PX in an easily accessible and readable format. The CCO will provide a direct link to the registered funds Form N-PX report on EDGAR.